Exhibit 99.1
Masimo Reports Fourth Quarter and Fiscal Year 2016 Financial Results
Q4 2016 Highlights (compared to Q4 2015):

■	Total revenue, including royalties, rose 9.5% to $183.2 million
■	Product revenue rose 10.0% to $175.7 million
■	Masimo rainbow® revenue declined 11.6% to $16.9 million
■	48,600 SET® and rainbow SET™ oximeters were shipped
■	Net income of $215.3 million, or $3.97 per diluted share versus $24.1 million, or $0.46 per diluted share, in the year-ago period
FY 2016 Highlights (compared to FY 2015):

■	Total revenue, including royalties, rose 10.2% to $694.6 million
■	Product revenue rose 10.8% to $663.8 million
■	Masimo rainbow® revenue rose 7.8% to $66.7 million
■	186,000 SET® and rainbow SET™ oximeters were shipped
■	Net income of $300.7 million, or $5.65 per diluted share versus $83.3 million, or $1.55 per diluted share, in the year-ago period
Irvine, California, February 14, 2017 - Masimo (NASDAQ: MASI) today announced its financial results for the fourth quarter and full year ended December 31, 2016.
Fourth quarter 2016 product revenues rose 10.0% to $175.7 million, compared to $159.8 million for the fourth quarter of fiscal year 2015, and total revenue, including royalties, rose 9.5% to $183.2 million, up from $167.3 million for the fourth quarter of fiscal year 2015.
The Company’s worldwide direct product revenue in the fourth quarter of 2016 rose by 10.8% compared to the same period in 2015 and represented 87.0% of product revenue. OEM sales, which accounted for 13.0% of product revenue, rose by 4.8% to $22.9 million in the fourth quarter of 2016 compared to the same period in 2015. Revenue from sales of Masimo rainbow® products declined by 11.6% to $16.9 million in the fourth quarter of 2016, compared to the same period in 2015.
Net income for the fourth quarter of 2016 was $215.3 million, or $3.97 per diluted share, compared to net income of $24.1 million, or $0.46 per diluted share, in the fourth quarter of 2015. Included in the fourth quarter 2016 earnings per share was $3.43 per diluted share related to the $270.0 million gain we recognized on the Philips Settlement Agreement and $0.09 per diluted share related to the impact of the new stock option gain accounting rule, ASU 2016-09, which were partially offset by $0.06 per diluted share related to a $5.0 million charitable contribution to the Masimo Foundation. During the fourth quarter of 2016, the Company shipped approximately 48,600 SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters, excluding handheld units. Masimo estimates its worldwide installed base as of December 31, 2016 to be 1,504,000 units, up 6.4% from 1,414,000 units as of January 2, 2016.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy to report that we were able to finish the year on a very strong note as demand for our products throughout the world continues to increase with an especially strong fourth quarter in the U.S. Healthy product revenue growth, coupled with continued product margin expansion and controlled operating expenses has allowed Masimo to achieve the highest quarterly operating income in our history. We are also very happy to report that our estimate of total worldwide installed base has for the first time ever exceeded 1.5 million SET® Pulse Oximeters and rainbow SET™ Pulse CO-Oximeters.”
As of December 31, 2016, total cash and cash investments were $306.0 million compared to $132.3 million as of January 2, 2016. During the year ended December 31, 2016, the Company generated $416.8 million in cash from operations, including $300.0 million from the Philips Settlement Agreement and received $37.3 million in proceeds from stock option exercises. In addition, during the year ended December 31, 2016, the Company repurchased 1.5 million shares of Masimo common stock at a total cost of $63.4 million and made $185.0 million in net repayments on the Company’s line-of-credit.
2017 Financial Guidance
Masimo today is providing 2017 financial guidance. Masimo expects total fiscal 2017 revenues to be approximately $752.0 million, including $721.0 million in product and other revenues and $31.0 million in royalty revenues. Masimo expects fiscal 2017 earnings per diluted share to be approximately $2.30 per diluted share. Masimo will provide additional financial information during the conference call today. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.
Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the Company’s website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 64276572. After the live webcast, the call will be available on Masimo’s website through February 28, 2017. In addition, a telephonic replay of the call will be available through March 14, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and +1 (404) 537-3406 for international callers. Please use reservation code 64276572.
About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the Company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and more recently, Pleth Variability Index (PVI®) and Oxygen Reserve Index (ORI™), in addition to SpO2, pulse rate and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7™ wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2017 total, product and royalty revenues and GAAP earnings per diluted share; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Irene Paigah
(949) 297-7077	(858) 859-7001
ekammerman@masimo.com	irenap@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	December 31, 2016	January 2, 2016
ASSETS
Current assets
Cash and cash equivalents	$305,970	$132,317
Accounts receivable, net of allowance for doubtful accounts	101,720	80,960
Inventories	72,542	62,038
Prepaid income taxes	981	2,404
Other current assets	26,014	21,423
Total current assets	507,227	299,142
Deferred cost of goods sold	79,948	66,844
Property and equipment, net	135,996	132,466
Intangible assets, net	29,376	27,556
Goodwill	19,780	20,394
Deferred income taxes	38,975	44,320
Other assets	9,223	11,013
Total assets	$820,525	$601,735
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$31,125	$25,865
Accrued compensation	43,180	38,415
Accrued liabilities	31,476	44,222
Income taxes payable	76,316	2,777
Deferred revenue	38,198	21,280
Current portion of capital lease obligations	71	74
Total current liabilities	220,366	132,633
Deferred revenue	25,336	298
Long-term debt	—	185,071
Other liabilities	14,587	8,021
Total liabilities	260,289	326,023
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	50	50
Treasury stock	(404,276)	(340,873)
Additional paid-in capital	382,263	332,417
Accumulated other comprehensive (loss) income	(7,027)	(4,739)
Retained earnings	589,226	288,560
Total Masimo Corporation stockholders’ equity	560,236	275,415
Noncontrolling interest	—	297
Total equity	560,236	275,712
Total liabilities and equity	$820,525	$601,735

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Revenue:
Product	$175,663	$159,762	$663,846	$599,334
Royalty	7,538	7,511	30,779	30,777
Total revenue	183,201	167,273	694,625	630,111
Cost of goods sold	58,872	65,528	230,826	220,128
Gross profit	124,329	101,745	463,799	409,983
Operating expenses:
Selling, general and administrative	69,423	70,653	253,667	252,725
Research and development	14,506	13,809	59,362	56,617
Litigation settlement, award and/or defense costs	(270,000)	(19,609)	(270,000)	(19,609)
Total operating (income) expenses	(186,071)	64,853	43,029	289,733
Operating income	310,400	36,892	420,770	120,250
Non-operating expense	2,852	1,883	2,429	3,905
Income before provision for income taxes	307,548	35,009	418,341	116,345
Provision for income taxes	92,255	9,956	117,675	34,845
Net income including noncontrolling interest	215,293	25,053	300,666	81,500
Net income (loss) attributable to the noncontrolling interest	—	952	—	(1,800)
Net income attributable to Masimo Corporation stockholders	$215,293	$24,101	$300,666	$83,300

Net income per share attributable to Masimo Corporation stockholders:
Basic	$4.31	$0.48	$6.07	$1.62
Diluted	$3.97	$0.46	$5.65	$1.55

Weighted-average shares used in per share calculations:
Basic	49,964	50,286	49,530	51,311
Diluted	54,166	52,944	53,195	53,707
The following table presents details of the stock-based compensation expense that is included in each functional line item in the condensed consolidated statements of operations (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
Cost of goods sold	$86	$78	$355	$348
Selling, general and administrative	2,129	2,087	9,443	8,139
Research and development	595	528	2,705	2,338
Total	$2,810	$2,693	$12,503	$10,825

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	Twelve Months Ended
	December 31, 2016	January 2, 2016
Cash flows from operating activities:
Net income including noncontrolling interest	$300,666	$81,500
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	16,817	15,684
Share-based compensation	12,503	10,825
Loss on disposal of property, equipment and intangibles	658	608
Provision for doubtful accounts	259	342
Gain on deconsolidation of variable interest entity	(273)	—
Benefit from deferred income taxes	5,405	(1,974)
Changes in operating assets and liabilities:
Increase in accounts receivable	(21,243)	(9,900)
(Increase) decrease in inventories	(10,831)	7,505
Increase in deferred cost of goods sold	(8,251)	(78)
Decrease (increase) in prepaid income taxes	1,355	(1,992)
Increase in other assets	(7,314)	(3,012)
Increase (decrease) in accounts payable	7,816	(4,319)
Decrease in accounts payable to related party	(1,092)	—
Increase in accrued compensation	5,675	5,334
(Decrease) increase in accrued liabilities	(7,605)	19,902
Increase in income taxes payable	73,755	1,316
Increase in deferred revenue	41,900	58
Increase (decrease) in other liabilities	6,642	(4,587)
Net cash provided by operating activities	416,842	117,212
Cash flows from investing activities:
Purchases of property and equipment	(19,707)	(50,393)
Increase in intangible assets	(4,644)	(4,201)
Reduction in cash resulting from deconsolidation of variable interest entity	(763)	—
Net cash used in investing activities	(25,114)	(54,594)
Cash flows from financing activities:
Borrowings under revolving line of credit	45,000	130,000
Repayments under revolving line of credit	(230,000)	(70,000)
Debt issuance costs	(621)	—
Repayments on capital lease obligations	(75)	(80)
Proceeds from issuance of common stock	37,290	28,285
Payroll tax withholdings on behalf of employee for stock options	—	(472)
Repurchases of common stock	(68,218)	(150,152)
Net equity issuances (repurchases) by noncontrolling interest	—	346
Net cash used in by financing activities	(216,624)	(62,073)
Effect of foreign currency exchange rates on cash	(1,451)	(2,681)
Net increase (decrease) in cash and cash equivalents	173,653	(2,136)
Cash and cash equivalents at beginning of period	132,317	134,453
Cash and cash equivalents at end of period	$305,970	$132,317